Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
JOHNSON & JOHNSON

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.	The name of the corporation is: Johnson & Johnson.

2.
The following amendment to the Restated Certificate of Incorporation of the Corporation (the Amendment) was approved by the Directors and thereafter duly adopted by the shareholders of the corporation on the 23rd day of April, 2020. Article Ninth was amended to read in its entirety as follows:

“The Board of Directors of the Corporation shall consist of not less than nine nor more than eighteen members, the actual number to be determined by the Board of Directors from time to time.”

3.	The number of shares outstanding at the time of the adoption of the amendment was: 2,636,352,249. The total number of shares entitled to vote thereon was: 2,245,124,299.

4. The number of shares voting for and against such amendment is as follows:

Number of Shares Voting FOR Amendment:     1,836,511,076

Number of Shares Voting AGAINST Amendment:      27,197,426

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman and CEO on this 29th day of April 2020.

JOHNSON & JOHNSON

By: /s/ Alex Gorsky
Alex Gorsky
Chairman and CEO